Exhibit 10.1

TAX RECEIVABLE AGREEMENT

among

NATIONAL BEEF, INC.,

U.S. PREMIUM BEEF, LLC,

TKK INVESTMENTS, LLC,

TMKCo, LLC,

and

NBPCo Holdings, LLC

DATED AS OF             , 2010

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of                         , 2010, is hereby entered into by and among National Beef, Inc., a Delaware corporation (“National Beef”), each of the undersigned parties hereto identified as Non-Corporate Members (as defined below), and each of the successors and assigns thereto.

RECITALS

WHEREAS, the Non-Corporate Members (as defined below) hold member interests (the “Units”) in National Beef Packing Company, LLC, a Delaware limited liability company (“NBP LLC”), which is treated as a partnership for United States federal income tax purposes;

WHEREAS, National Beef, NBP LLC and the Non-Corporate Members (as defined below) entered into certain Assignments of Membership Interests dated as of                             , 2010 (collectively, the “Assignments”) and National Beef, NBP LLC and the Non-Corporate Members (as defined below) entered into a certain Exchange Agreement as of                               , 2010 (the (“2010 Exchange Agreement”) and collectively the Assignments and the 2010 Exchange Agreement, the “Exchange Agreement”);

WHEREAS, pursuant to the Exchange Agreement and the LLC Agreement (as defined below), certain Units held by U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), TKK Investments, LLC, a Missouri limited liability company (“TKK”), and TMKCo LLC, a Missouri limited liability company (“TMKCo”) (so long as owning a Unit, or if no longer owning a Unit owed a payment under this Agreement with respect to a Unit exchanged or sold to National Beef, a “Non-Corporate Member”, and collectively, the “Non-Corporate Members”) will be sold to National Beef in exchange for cash and the right to payments under this Agreement (the “Original Sale”) and additional Units held by the Non-Corporate Members may be exchanged over time for cash, Class A common stock (the “Class A Shares”) of National Beef, or a combination of cash and Class A Shares, and the right to payments under this Agreement (an “Exchange”);

WHEREAS, contemporaneous with the Original Sale, National Beef will become the manager of NBP LLC, and will hold, directly and/or indirectly, Units;

WHEREAS, NBP LLC and each of its direct and indirect subsidiaries which are treated as a partnership for United States federal income tax purposes (together with NBP LLC and any direct or indirect subsidiary (owned through a chain of pass-through entities) of NBP LLC that is treated as a disregarded entity for United States federal income tax purposes, the “NBP LLC Group”) currently have and will have in effect an election under section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and comparable elections under, foreign, state and local tax law for the Taxable Year in which the Original Sale occurs and for each Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the NBP LLC Group (solely with respect to

National Beef) at the time (such time, the “Original Sale Date” or “Exchange Date”, as applicable) of the Original Sale and an Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of National Beef may be affected by (i) the Basis Adjustments (as defined below) and (ii) the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of National Beef;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assignments” is defined in the Recitals of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, NBP LLC becomes an entity that is disregarded as separate from its owner for tax purposes) or under sections 734(b), 743(b) and 754 of the Code (in situations where, following the Original Sale or an Exchange, as applicable, NBP LLC remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, as a result of the Original Sale, any Exchange and payments under this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from the Original Sale or an Exchange of one or more Units shall be determined without regard to any Pre-Original Sale Transfer or Pre-Exchange Transfer, as applicable, of such Units and as if any such Pre-Original Sale Transfer or Pre-Exchange

Transfer, as applicable, had not occurred.  For purposes of clarity, Basis Adjustment shall not include any adjustment to the tax basis of a Reference Asset attributable to a transaction which occurs prior to the date of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of National Beef.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Missouri shall not be regarded as a Business Day.

“Change in Tax Law” is defined in Section 7.13(a) of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons which includes all Non-Corporate Members or their Affiliates, becomes the Beneficial Owner, directly or indirectly, of securities of National Beef representing more than 50% of the combined voting power of National Beef’s then outstanding voting securities;

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors of National Beef then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by National Beef’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii)          there is consummated a merger or consolidation of National Beef with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of National Beef immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)          the stockholders of National Beef approve a plan of complete liquidation or dissolution of National Beef or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by National Beef of all or substantially all of National Beef’s assets, other than such sale or other disposition by National Beef of all or substantially all of National Beef’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of National Beef in substantially the same proportions as their ownership of National Beef immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the 351 transaction contemplated by Section 16 of the LLC Agreement or the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of National Beef immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of National Beef immediately following such transaction or series of transactions.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Change of Control Termination Notice” is defined in Section 4.2 of this Agreement.

“Change of Control Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Change of Control Termination Schedule” is defined in Section 4.2 of this Agreement.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Taxable Year” means any Taxable Year of National Beef ending before or including the due date of the Lump Sum Present Value payment or Unilateral Termination Date, as applicable.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means with respect to each Non-Corporate Member the cumulative amount of Realized Tax Benefits for all Taxable Years of National Beef, up to and including such Taxable Year, net of the cumulative amount of

Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” is defined in the Recitals of this Agreement.

“Exchange Basis Schedule” is defined in Section 2.2 of this Agreement.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) National Beef and (ii) without duplication, NBP LLC, but only with respect to Taxes imposed on NBP LLC and allocable to National Beef or to the other members of the consolidated group of which National Beef is the parent, in each case using the same methods, elections, conventions and similar practices used on the relevant National Beef Return, but (x) using the Non-Stepped Up Tax Basis as reflected on the Original Sale Basis Schedule or an Exchange Basis Schedule, as applicable, including amendments thereto for the Taxable Year and

(y) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of foreign, state, and local tax law, as applicable, with respect to National Beef’s payment obligations under this Agreement.

“Independent Director” means any member of the Board who is not affiliated with any of the Non-Corporate Members, the principal stockholders of National Beef and is neither a current officer nor a former officer of National Beef or any of its Subsidiaries.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by National Beef.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” means, with respect to NBP LLC, the Amended and Restated Limited Liability Company Agreement of NBP LLC.

“Lump Sum Election Notice” is defined in Section 3.2(a) of this Agreement.

“Lump Sum Present Value” shall have the meaning set forth in Section 3.2(a) hereof.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Original Sale Date or Exchange Date, or deemed Exchange Date, on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the “Market Value” shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date, or deemed Exchange Date, on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Members” means the Non-Corporate Members, and shall not include National Beef and NBP LLC and successors and assigns thereto.

“National Beef” is defined in the Recitals of this Agreement.

“National Beef Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of National Beef filed with respect to Taxes of any Taxable Year.

“NBP LLC Group” is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Corporate Member” is defined in the Recitals of this Agreement.

“Non-Corporate Members” is defined in the Recitals of this Agreement, and includes each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A, other than National Beef and NBP LLC and the successors and assigns thereto.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a) of this Agreement.

“Original Sale” is defined in the Recitals of this Agreement.

“Original Sale Basis Schedule” is defined in Section 2.2 of this Agreement.

“Original Sale Date” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Units (i) that occurred prior to an Exchange of such Units, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Pre-Original Sale Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Units (i) that occurs prior to Units sold in the Original Sale, and (ii) to which section 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means any law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to National Beef.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of (A) the Hypothetical Tax Liability over (B) the actual liability for Taxes of (i) National Beef and (ii) without duplication, NBP LLC, but only with respect to Taxes imposed on NBP LLC that are allocable to National Beef or to the other members of the consolidated group of which National Beef is the parent for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of (A) the actual liability for Taxes of (i) National Beef and (ii) without duplication, NBP LLC, but only with respect to Taxes imposed on NBP LLC that are allocable to National Beef or to the other members of the consolidated group of which National Beef is the parent for such Taxable Year, over (B) the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a) of this Agreement.

“Reference Asset” means an asset that is held by any member of the NBP LLC Group, at the time of the Original Sale or an Exchange, as applicable.  A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Original Sale Basis Schedule, (ii) an Exchange Basis Schedule, (iii) a Tax Benefit Schedule, (iv) the Early Termination Schedule, or (v) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of National Beef as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date or on or after the Original Sale Date, whichever occurs earlier.

“Taxes” means any and all United States federal, foreign, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, franchise taxes of such governmental entities, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unilateral Termination Date” is defined in Section 4.4 of this Agreement.

“Unilateral Termination Notice” is defined in Section 4.4 of this Agreement.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, Change of Control Termination Date, or date applicable for calculation of the Lump Sum Present Value payment under Section 3.2 or payment upon Change in Tax Law under Section 7.13, the assumptions that:

(1)           in each Taxable Year ending on or after such Early Termination Date, National Beef will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2)           the United States federal income tax rates, and any foreign, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on such date;

(3)           all taxable income of National Beef will be subject to the maximum applicable Tax rates throughout the relevant period;

(4)           any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of an applicable Schedule will be utilized by National Beef in the taxable year of the Early Termination Date or otherwise on a pro rata basis from the date of the such schedule through the scheduled expiration date of such loss carryovers;

(5)           any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(6)           if, as of such date, there are Units that were not sold in the Original Sale and have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

“2010 Exchange Agreement” is defined in the Recitals of this Agreement.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Basis Adjustment.  The parties hereto acknowledge that National Beef’s share of the basis in the Reference Assets shall be increased by the excess, if any, of (A) the sum of (x) the Market Value of cash, Class A Shares or other consideration transferred to Non-Corporate Members pursuant to the Original Sale or an Exchange as payments for Units, (y) the amount of payments made pursuant to this Agreement with respect to such Original Sale or Exchange, and (z) the amount of liabilities allocated to the Units acquired pursuant to the Original Sale or Exchange, over (B) National Beef’s proportionate share of the basis of the Reference Assets immediately after the Original Sale or Exchange attributable to the Units exchanged, determined as if each member of the NBP LLC Group remains in existence as an entity for tax purposes and no member of the NBP LLC Group made the election provided by section 754 of the Code.  For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2 Basis Schedule.  Within forty-five (45) calendar days after the filing of the United States federal income tax return of National Beef for each Taxable Year in which the Original Sale or any Exchange has been effected, National Beef shall deliver to each Non-Corporate Member a schedule (the “Original Sale Basis Schedule” or “Exchange Basis

Schedule”, as applicable) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each such Non-Corporate Member, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each Original Sale Date or Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Original Sale and any Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.  The Original Basis Schedule and an Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3 Tax Benefit Schedule. (a) Tax Benefit Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of National Beef for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, National Beef shall provide to each Non-Corporate Member a schedule showing, in reasonable detail and, at the request of a Non-Corporate Member, with respect to the Original Sale and each separate Exchange, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) Applicable Principles.  Subject to Sections 3.4 and 3.5 of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of National Beef for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology.  For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by National Beef for the Units acquired in the Original Sale or an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for National Beef and (B) have the effect of creating additional Basis Adjustments to Reference Assets for National Beef in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4 Procedures, Amendments. (a) Procedure.  Every time National Beef delivers to a Non-Corporate Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination

Schedule, Change of Control Termination Schedule, amended Early Termination Schedule, or amended Change of Control Termination Schedule, National Beef shall also (x) deliver to the Non-Corporate Member schedules and work papers, as determined by National Beef or requested by the Non-Corporate Member, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Non-Corporate Member reasonable access at no cost to the appropriate representatives at National Beef, as determined by National Beef or requested by the Non-Corporate Member, in connection with a review of such Schedule.  Without limiting the application of the preceding sentence, each time National Beef delivers to a Non-Corporate Member a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, National Beef shall deliver to the Non-Corporate Member the National Beef Return, the reasonably detailed calculation by National Beef of the Hypothetical Tax Liability, the reasonably detailed calculation by National Beef of the actual Tax liability, as well as any other work papers as determined by National Beef or requested by the Non-Corporate Member.  An applicable Schedule or amendment thereto shall become final and binding on National Beef and a Non-Corporate Member thirty (30) calendar days from the first date on which a Non-Corporate Member received the applicable Schedule or amendment thereto unless the Non-Corporate Member (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides National Beef with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by National Beef.  If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by National Beef of an Objection Notice, National Beef and the Non-Corporate Member shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by National Beef (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Non-Corporate Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Original Basis Schedule or an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.  (a) Payments.  Within five (5) calendar days after a Tax Benefit Schedule delivered to a Non-Corporate Member becomes final in accordance with Section 2.4(a), National Beef shall pay to the Non-Corporate Member for such Taxable Year the Tax

Benefit Payment determined pursuant to Section 3.1(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Non-Corporate Member to National Beef or as otherwise agreed by National Beef and the Non-Corporate Member.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)  A “Tax Benefit Payment” means with respect to each Non-Corporate Member an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law.  Subject to Sections 3.4 and 3.5, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit for such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts).  The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing a National Beef Return with respect to Taxes for such Taxable Year until the Payment Date.  For the avoidance of doubt, the Non-Corporate Members shall have no obligation to make any payment to National Beef, or to reimburse National Beef for amounts previously paid, pursuant to this Agreement, except as provided in Section 7.9.

Section 3.2 Lump Sum Payment. (a) At any time that (1) the present value of the remaining payments under Section 3.1 for each Covered Taxable Year beginning after the last Covered Taxable Year for which a payment was made pursuant to Section 3.1, based upon the Valuation Assumptions and using a discount rate of the Early Termination Rate, (the “Lump Sum Present Value”) is equal to or less than $1 million (as computed assuming that all Non-Corporate Members make an election under this Section 3.2), and (2) the Non-Corporate Members are record owners of less than 10% of the outstanding Units, a Non-Corporate Member may elect to require National Beef to pay to the Non-Corporate Member its proportionate share of the Lump Sum Present Value (in accordance with the next paragraph), by giving National Beef a notice (the “Lump Sum Election Notice”) stating that such Non-Corporate Member is electing its right to receive the Lump Sum Present Value payment under this Section 3.2 and showing in reasonable detail its calculation of the Lump Sum Present Value (as of the date of the Lump Sum Election Notice) and its ownership in NBP LLC.

(b)  National Beef shall pay the portion of the Lump Sum Present Value attributable to such electing Non-Corporate Member in cash.  National Beef shall pay such portion of the Lump Sum Present Value attributable to an electing Non-Corporate Member within ten (10) business days of receiving the Lump Sum Election Notice or within ten (10) business days of the resolution of a dispute undertaken pursuant to Section 3.2(d) (or such other date as may be agreed upon by such electing Non-Corporate Member and National Beef).  The Lump Sum Present Value shall be calculated as of the date that such Lump Sum Election Notice is received by National Beef.  A Non-Corporate Member electing pursuant to Section 3.2(a) shall be entitled to the portion of the Lump Sum Present Value payment as separately computed for such Non-Corporate Member.

(c) If a Non-Corporate Member elects to receive the Lump Sum Present Value payment, and such Lump Sum Present Value payment is paid in full in accordance with the provisions of this Section 3.2, then National Beef shall have no further obligations to make any further payments under Section 3.1 in respect of any Covered Taxable Year included in the present value calculation under which the Lump Sum Present Value payment was made with respect to such Non-Corporate Member.  Differences in actual events after the date of the present value calculation from those used in the present value calculation, including, without limitation, in the assumptions, amounts of taxable income or other facts used in the present value calculation, shall not affect, or require any adjustment or reimbursement of, the Lump Sum Present Value once such amount has been paid in full.

(d)  National Beef shall, within five (5) calendar days of a request by a Non-Corporate Member, prepare its estimate of the Lump Sum Present Value as of the date of such request, together with reasonable supporting detail showing the basis of its calculations.  In the event National Beef’s estimate of the Lump Sum Present Value does not equal the Non-Corporate Member’s estimate set forth in the Lump Sum Election Notice, procedures similar to those set forth in Section 2.4(a) shall apply.  Upon payment of the Non-Corporate Member’s share of the Lump Sum Present Value payment by National Beef, National Beef shall not have any further payment obligations under this Agreement with respect to such Non-Corporate Member, other than for any (a) Tax Benefit Payment agreed to by National Beef and the Non-Corporate Member as due and payable but unpaid as of the Lump Sum Election Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Lump Sum Election Notice (except to the extent that the amount described in clause (b) is included in the Non-Corporate Member’s share of the Lump Sum Present Value payment). If an Exchange occurs by such Non-Corporate Member after National Beef makes such payment, National Beef shall have no obligations under this Agreement with respect to such Exchange.

Section 3.3 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement provide that Tax Benefit Payments are paid to Non-Corporate Members pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.4 Pro Rata Payments.  Notwithstanding anything in Section 3.1 to the contrary, and subject to Section 3.5 hereof, to the extent that the aggregate tax benefit of National Beef’s deduction with respect to the Basis Adjustments or Imputed Interest under this Agreement is limited in a particular Taxable Year because National Beef does not have sufficient taxable income or to the extent that National Beef lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for National Beef, or the payments under this Agreement that may be made, as the case may be, shall be taken into account or made for each applicable Non-Corporate Member on a pro rata basis for the Non-Corporate Members by comparing the amount of such Non-Corporate Member’s share of the tax benefits or amounts payable (as the case may be) with respect to the applicable Taxable Year to the aggregate amount of the tax benefits or amounts payable to all Non-Corporate Members with respect to the applicable Taxable Year.

Section 3.5 Coordination.  If for any reason National Beef does not fully satisfy its obligations to make all payments due under this Agreement in respect of a particular Taxable Year, then no payments shall be made under this Agreement in respect of any Taxable Year until all payments in respect of prior Taxable Years have been made in full, including any additional amounts due under Section 5.2 of this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Termination and Breach of Agreement. (a)  With the written approval of a majority of the Independent Directors, National Beef may terminate this Agreement with respect to all amounts payable to the Non-Corporate Members at any time by paying to them the Early Termination Payment; provided, however, that this Agreement only terminates under this Section 4.1(a) upon the receipt of the Early Termination Payment by the Non-Corporate Members, and provided, further, that National Beef may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by National Beef, National Beef shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by National Beef and the Non-Corporate Members as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after National Beef makes such payment, National Beef shall have no obligations under this Agreement with respect to such Exchange.

(b) Upon the occurrence of a Change of Control, National Beef shall be obligated to terminate this Agreement effective as of the Change of Control Termination Date by paying to the Non-Corporate Members the Change of Control Termination Payment, substituting Change of Control Termination Date for Early Termination Date each time Early Termination Date appears in the definition of Valuation Assumptions and substituting Change of Control Termination Schedule for Early Termination Schedule each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this Agreement shall terminate under this Section 4.1(b) only upon the receipt of the Change of Control Termination Payment by the Non-Corporate Members.  Upon payment of the Change of Control Termination Payment by National Beef, National Beef shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by National Beef and the Non-Corporate Members as due and payable but unpaid as of the Change of Control Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (b) is included in the Change of Control Termination Payment).  If an Exchange occurs by a Non-Corporate Member after National Beef makes such payment to the Non-Corporate Member, National Beef shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that National Beef breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by National Beef and the Non-Corporate Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach.  Notwithstanding the foregoing, in the event that National Beef breaches this Agreement, the Non-Corporate Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three months after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months after the date such payment is due.

Section 4.2 Termination Notice. If National Beef chooses to exercise its right of early termination under Section 4.1 above, or within 30 days of a Change of Control, National Beef shall deliver to the Non-Corporate Members notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice”, as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule”, as applicable) specifying National Beef’s intention to exercise such right or of such occurrence and showing in reasonable detail the calculation of the Early Termination Payment or the Change of Control Termination Payment, as applicable, for the Non-Corporate Members.  National Beef shall, along with such notice and schedule, (x) deliver to the Non-Corporate Members schedules and work papers, as determined by National Beef or requested by a Non-Corporate Member, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Non-Corporate Members reasonable access at no cost to the appropriate representatives at National Beef, as determined by National Beef or requested by a Non-Corporate Member, in connection with a review of such schedule.  The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on National Beef and a Non-Corporate Member 30 calendar days from the first date on which the Non-Corporate Member received such schedule or amendment thereto unless the Non-Corporate Member (i) within 30 calendar days after receiving such schedule, provides National Beef with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by National Beef (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”).  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by National Beef of the Material Objection Notice, National Beef and the Non-Corporate Member shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Termination. (a) Within three (3) calendar days after the Early Termination Effective Date National Beef shall pay to the Non-Corporate Members an amount equal to the Early Termination Payment, which amount shall be allocated among the Non-Corporate Members as if such amount was separately computed for each such Non-Corporate Member.  Within three calendar days after the Change of Control Termination Effective Date, National Beef shall pay to the Non-Corporate Members an amount equal to the Change of Control Termination Payment.  Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Non-Corporate Members or as otherwise agreed by National Beef and the Non-Corporate Members.  A payment pursuant to this Section 4.3 shall be allocated among the Non-Corporate Members pro rata based upon such Non-Corporate Member’s computed payment to the aggregate computed payment for all Non-Corporate Members.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by National Beef to the Non-Corporate Members beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.  “Change of Control Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by National Beef to the Non-Corporate Members beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.1(b).  Each of the Early Termination Payment and the Change of Control Termination Payment shall be computed with respect to each Non-Corporate Member separately and such payments shall be the aggregate for all of the Non-Corporate Members.

Section 4.4 Unilateral Termination.  At any time, by providing notice (the “Unilateral Termination Notice”) to National Beef, a Non-Corporate Member may elect to terminate this Agreement with respect to such Non-Corporate Member effective as of the date designated by the Non-Corporate Member in such notice (the “Unilateral Termination Date”).  Upon receipt of the Unilateral Termination Notice, National Beef shall have no further payment obligations under this Agreement with respect to such Non-Corporate Member, other than for a (i) Tax Benefit Payment agreed to by National Beef through a majority vote of its Independent Directors and the Non-Corporate Member as due and payable but unpaid as of the Unilateral Termination Date and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the Unilateral Termination Date (except to the extent that the amount described in clause (ii) is attributable to Units exchanged after the Unilateral Termination Date).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by National Beef to a Non-Corporate Member under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of National Beef and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of National Beef that are not Senior Obligations.

Section 5.2 Late Payments by National Beef. The amount of all or any portion of any payment not made to a Non-Corporate Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Election to be Filed. As managing member of NBP LLC, National Beef shall cause NBP LLC and each NBP LLC Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code commencing with its Taxable Year in which the Original Sale occurs, unless such entity already has a Section 754 election in effect, and shall not cause any such entity to revoke such election until this Agreement is no longer in effect for any Non-Corporate Member.  If NBP LLC acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, National Beef shall use its best efforts to cause such entity to file an election under Section 754 of the Code and comparable elections under foreign, state and local tax law effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has an election under Section 754 of the Code and comparable elections under foreign, state and local tax law in effect, and shall not cause such entity to revoke such election until this Agreement is no longer in effect.

Section 6.2 Participation in National Beef’s and NBP LLC’s Tax Matters. Except as otherwise provided herein, National Beef shall have full responsibility for, and sole discretion over, all Tax matters concerning National Beef and NBP LLC, including without limitation the preparation, filing and amending of any Tax Return and defending, contesting and settling any issue pertaining to Taxes. Notwithstanding the foregoing, National Beef shall notify a Non-Corporate Member, and keep a Non-Corporate Member reasonably informed with respect to, the portion of any audit of National Beef and NBP LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Non-Corporate Member under this Agreement, and shall provide to the Non-Corporate Member reasonable opportunity to provide information and other input to National Beef, NBP LLC and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that National Beef and NBP LLC shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.3 Consistency. National Beef and the Non-Corporate Members agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by

National Beef in any Schedule required to be provided by or on behalf of National Beef under this Agreement unless otherwise required by law.

Section 6.4 Cooperation. A Non-Corporate Member shall (a) furnish to National Beef in a timely manner such information, documents and other materials as National Beef may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to National Beef and its representatives to provide explanations of documents and materials and such other information as National Beef or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and National Beef shall reimburse the Non-Corporate Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to National Beef, to:	National Beef, Inc.
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: President
Fax: (816) 713-8889

With a copy to:	National Beef, Inc.
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: General Counsel
Fax: (816) 713-8889

If to USPB, to:	U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195
Attention: Steven D. Hunt
Fax: (816) 713-8810

With a copy to:	Stoel Rives LLP
33 South Sixth Street, Suite 4200

Minneapolis, MN 55402
Attention: Mark J. Hanson
Fax: (612) 373-8881

If to NBPCo, to:	NBPCo Holdings, LLC
891 Two Rivers Drive
Dakota Dunes, SD 57049
Attention: Rich Jochum
Fax: (605) 217-8001

With a copy to:	Michael M. Hupp
Attention: Koley Jessen P.C., LLO
1125 S 103rd Street, Suite 800
Omaha, NE 68124
Fax: (402) 390-9005

If to TKK, to:	TKK Investments, LLC
10217 Hwy 92
Kearney, MO 64060
Attention: Timothy M. Klein
Fax: (816) 713-8852

If to TMKCo, to:	TMKCo, LLC
10217 Hwy 92
Kearney, MO 64060
Attention: Timothy M. Klein
Fax: (816) 713-8852

Any party may change its address or fax number by giving the other parties written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers. (a) A Non-Corporate Member may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to National Beef, agreeing to become a Non-Corporate Member for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by both National Beef and the Non-Corporate Members; provided, that, the definition of Change of Control cannot be amended without the written approval of a majority of the Independent Directors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. National Beef shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of National Beef, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that National Beef would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes. (a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Missouri in accordance with the then-existing Rules of Arbitration of the International Chamber of

Commerce.  If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Missouri and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), National Beef may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Non-Corporate Members (i) expressly consent to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoint National Beef as agent of the Non-Corporate Members for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise the Non-Corporate Members of any such service of process, shall be deemed in every respect effective service of process upon the Non-Corporate Members in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN KANSAS CITY, MISSOURI FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that National Beef and a Non-Corporate Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.4, 4.2 and 6.3 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless National Beef and the Non-Corporate Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with National Beef or the Non-Corporate Member or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of

Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Original Basis Schedule, or an amendment thereto, an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, or the Change of Control Termination Schedule, or an amendment thereto,  within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by National Beef, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by National Beef except as provided in the next sentence.  National Beef and a Non-Corporate Member shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Non-Corporate Member’s position, in which case National Beef shall reimburse the Non-Corporate Member for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts National Beef’s position, in which case the Non-Corporate Member shall reimburse National Beef for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on National Beef and a Non-Corporate Member which is a party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. National Beef shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as National Beef is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by National Beef, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Non-Corporate Member.

Section 7.11 Admission of National Beef into a Consolidated Group; Transfers of Corporate Assets. (a) If National Beef is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments, Lump Sum Present Value payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment, Early Termination Payment, Change of Control Termination Payment, or Lump Sum Present Value payment, hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment, Change of Control Termination Payment, or Lump Sum Present Value payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. The Non-Corporate Members and each of their assignees acknowledge and agree that the information of National Beef is confidential and, except in the course of performing any duties as necessary for National Beef and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of National Beef and its Affiliates and successors, concerning NBP LLC and its Affiliates and successors or the Members, learned by the Non-Corporate Members heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by National Beef or any of its Affiliates, becomes public knowledge (except as a result of an act of a Non-Corporate Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Non-Corporate Members to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns.  Notwithstanding anything to the contrary herein, the Non-Corporate Members and each of their assignees (and each employee, representative or other agent of the Non-Corporate Members or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of National Beef, NBP LLC, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Non-Corporate Members relating to such tax treatment and tax structure.

If a Non-Corporate Member or an assignee of a Non-Corporate Member commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, National Beef shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to National Beef or any of its Subsidiaries and the accounts and funds managed by National Beef and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. (a) Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Non-Corporate Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by any member affiliated with the Non-Corporate Member (or direct or indirect equity holders in such member) upon the IPO, Original Sale or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to the Non-Corporate Member or any direct or indirect owner of the Non-Corporate Member (a “Change in Tax Law”), then at the election of the Non-Corporate Member and to the extent specified by such Non-Corporate Member, this Agreement (i) shall cease to have further effect with respect to such Non-Corporate Member, (ii) shall not apply to an Exchange by such Non-Corporate Member occurring after a date specified by the Non-Corporate Member, or (iii) shall otherwise be amended in a manner determined by such Non-Corporate Member provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment (assuming that no payment is due under Section 7.13(b)).

(b) If a Non-Corporate Member delivers to National Beef a notice of acceleration accompanied by an opinion of a Qualified Tax Advisor to the effect that based upon such Change in Tax Law (taking into account any applicable administrative pronouncements or rulings, formal or informal Congressional actions or statements, or otherwise) (i) the existence of this Agreement will more likely than not cause income (other than income arising from receipt of a payment under this Agreement) recognized by the Non-Corporate Member (or direct or indirect equity holders in such Member) upon the Original Sale or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to the Non-Corporate Member (or any direct or indirect owner thereof), and (ii) substantially all of such income described in Section 7.13(b)(i) above would be more likely than not taxable at capital gain rates or such other material adverse tax consequences would be avoided as a result of making the election described in this Section 7.13(b), then the Non-Corporate Member may elect to cause National Beef to make the Non-Corporate Member’s share of a lump sum payment to the Non-Corporate Member in lieu of the Tax Benefit Payments otherwise provided in this Agreement for the Non-Corporate Member in accordance with the procedures described in Article IV.  The lump sum payment is in an amount equal to the sum of the present values of all such Tax Benefits Payments, substituting in each case “70%” for “85%” in the calculation of Net Tax Benefit, discounted at the Early Termination Rate as of the effective date specified in the notice of acceleration, and assuming the Valuation Assumptions (1) through (5) are applied (substituting the effective date specified in the notice of acceleration for the Early Termination Date each time Early Termination Date appears in the Valuation Assumptions definition); provided, that no amount shall be payable under this Section 7.13(b) unless, with respect to at least 50% of the Units held by the Non-Corporate Member at the time of execution of this Agreement, all rights to payments under this Agreement shall have been terminated pursuant to Section 7.13(a) (and for the avoidance of doubt, no payments pursuant to this Section 7.13(b) shall be made in respect of such Units); provided, further, that if such payment would be due on or after the effective date of the applicable Change in Tax Law, at the election of the Non-Corporate Member, such payment shall to the extent reasonably practicable instead be made no later than the date prior to the effective date of the applicable Change in Tax Law (using the best available estimates and information at such time).

(c) National Beef shall have the right to satisfy its obligation to make a lump sum payment under Section 7.13(b) by issuing a subordinated debt instrument of National Beef, with a maturity date seven years after issuance, with interest payment required to be made quarterly, and bearing interest at a rate equal to the lesser of (i) 6% per annum and (ii) LIBOR plus 200 basis points.

(d) Notwithstanding anything herein to the contrary, Section 3.5 of this Agreement shall not apply to payments made by National Beef pursuant to this Section 7.13.

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IN WITNESS WHEREOF, National Beef and the Non-Corporate Members have duly executed this Agreement as of the date first written above.

National Beef, Inc.

By:
Name:
Title:

U.S. Premium Beef, LLC

By:
Name:
Title:

NBPCo Holdings, LLC

By:
Name:
Title:

TKK Investments, LLC

By:
Name:
Title:

TMKCo, LLC

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

Exhibit A

Form of Joinder Agreement

[                                            ] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of [              ], 2010, a copy of which is attached hereto, and shall be and hereby is a Non-Corporate Member, as defined in such Agreement, and is bound by its terms and conditions.

Effective [                      ].

National Beef, Inc.

By:
Name:
Title:

[ ]

By:
Name:
Title: